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Exhibit 99
                                                              PR NEWSWIRE

                 NORTH EUROPEAN OIL ROYALTY TRUST ANNOUNCES
           THE DISTRIBUTION FOR THE THIRD QUARTER OF FISCAL 2008

Red Bank, N.J.  July 30, 2008    The Trustees of North European Oil Royalty
Trust (NYSE-NRT) announced today a quarterly distribution of 89 cents per unit for the third quarter of fiscal 2008, payable on August 27, 2008 to holders of record on August 14, 2008. Natural gas sold during the second calendar quarter of 2008 is the primary source of royalty income upon which the August distribution is based. John R. Van Kirk, Managing Director, reported that this year's quarterly distribution of 89 cents was 53.4% higher than the distribution of 58 cents for the third quarter of fiscal 2007. The major reasons behind the increase in the distribution payable were increases in both gas prices and average exchange rate compared to the prior year's equivalent quarter. This increase in the distribution occurred despite the reduction in the volume of gas sold. Further details will be available in the earnings press release scheduled for release on or about August 13, 2008.

Total distributions of $2.63 per unit for the first nine months of fiscal 2008 were 36 cents per unit or 15.9% higher than the distribution of $2.27 for the same period last year. Including this distribution, during the last twelve months the Trust has distributed $3.27 per unit. The cumulative distribution for the preceding twelve months, ending with the distribution for August 2007, was $3.05. The Trust makes quarterly distributions to unit owners during the months of February, May, August and November.

Contact -- John R. Van Kirk, Managing Director, telephone: (732) 741-4008, e-mail: jvankirk@neort.com. The text of the Trust's press releases along with other pertinent information is available at the Trust's website: www.neort.com.